SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Event Requiring Report: February 16, 2004

                       HUMANA TRANS SERVICES HOLDING CORP.
             (Exact name of registrant as specified in its charter)



       Delaware                000-30734                 11-3255619
(State of Incorporation) (Commission File Number)(IRS Employer Identification #)



              7466 New Ridge Road, Suite 7, Hanover, Maryland 21076
                  --------------------------------------------
                    (Address of Principal Executive Offices)

                                 (410) 855-8758
                    ----------------------------------------
              (Registrant's telephone number, including area code)

ITEM 1.  CHANGE OF CONTROL OF REGISTRANT

As a result of the Acquisition of Humana Trans Holding Corp., as set forth in
Item 2, below, the following persons were elected to the Board of Directors and as Executive Officers of the Registrant.

Effective February 16, 2004, the following changes to the Board of Directors and the Executive Officers occurred:

The Board is now constituted as follows:

Name                             Age       Position
--------------------------------------------------------------------------------
Ronald Shapps                     56       Chairman of the Board of Directors
John P. Daley                     52       Director and President
Andrew B. Mazzone,                60       Director
George L. Riggs, III, C.P.A.      53       Director and Chief Financial Officer
Michael S. Krome, Esq.            42       Director and Counsel

Ron Shapss, 56, Chairman of the Board
Mr. Shapss is the founder of Ronald Shapss Corporate Services, Inc., ("RSCS") a company engaged in consolidating fragmented industries since 1992. RSCS was instrumental in facilitating the roll-up of several companies into such entities as U.S. Delivery, Inc., Consolidated Delivery & Logistics, Inc. and Corestaff, Inc. Mr. Shapss was also the founder of Coach USA, Inc. and is presently on the advisory boards of Consolidated Partners Founding Fund, L.L.C., and 1+ USA, Inc., which founded Advanced Communications Group, Inc. (ADG), a CLEC which trades on the New York Stock Exchange. A 1970 graduate of Brooklyn Law School, Mr. Shapss is a member of the New York bar.

John Daley, 52, Director and President
Currently President of Bio-Solutions of Maryland, a bio-remediation company, which provides a biological solution for the elimination of grease and sewage. Mr. Daly possesses over twenty years of Sales and Marketing in the shipping and transportation industry. He was the Executive Vice President of HumanaSource Corporation a multi-million dollar company that provides driver leasing and was responsible for the daily operation of the company. Prior to HumanaSource Corporation, Mr. Daly served as Chief Operating Office of Automated Ordering Systems, a regionally successful company providing automated solutions and related services for the transportation industry. He managed all corporate operations, software development and new business in growing the company to over $3 million. Over the course of the last 20 years, Mr. Daly has managed the successful growth of three corporate entities.

Andrew B. Mazzone, 60, Chairman of the Board
     Mr. Mazzone has been the Chairman of the Company since its inception until August 2002. He resigned as Chief Executive Officer and President effective November 1, 2001 and from the Board of Directors in August 2002. He was reappointed to the Board of Directors in December 2002. From 1970 until February 15, 1995, Mr. Mazzone was employed by Metco, Westbury, NY, a subsidiary of the Perkin Elmer Corp. The Company was acquired by a foreign holding corporation, which changed the Company's name to Sulzer Metco. Mr. Mazzone, as President, resigned from Sulzer Metco after the acquisition of the Company. Mr. Mazzone did so to pursue his belief that there is an unexploited opportunity in the thermal spray industry to set up industrial thermal spray shops around the world, excluding the areas of Europe and the United States. In this endeavor, he left Sulzer Metco on good terms and with the understanding that his strategy, if successful, would mean even more business for Sulzer Metco Corporation. Some of the highlights of Andrew Mazzone's Metco career include positions as Director of Logistics, Director of Sales and Marketing, Director of Manufacturing, Executive Vice President and President. Mr. Mazzone has degrees from Babson College, Babson Park, Massachusetts, in finance and an advanced degree in economics, with a specialty in economic history.

George L. Riggs, III, C.P.A., 53, Director and Chief Financial Officer.
George L. Riggs, III, C.P.A., was the founder and Managing partner of Riggs & Associates, LLP prior to joining the firm of Centerprise/Scillia Dowling & Natarelli (formerly Simione Scillia Larrow & Dowling LLC) as an audit and accounting principal. He left the firm in October 2002 to return to a solo practice. He specializes in public and privately held corporations, with significant experience in mergers and acquisitions, litigation support, and bankruptcy and reorganizations matters. He has over twenty-five years experience in public accounting, including 13 years as a partner at Deliotte & Touche, LLP. He spent ten years as the Professional Practice Director for the Hartford, New Haven and Waterbury offices. In this position, he was responsible for the review of all engagements to ascertain compliance with professional guidelines and technical consultations on all clients in the areas of accounting, auditing and securities. He is a graduate of the University of Hartford where he received the Regents Honor award for graduating first from the school of business administration. He also holds an MBA degree from the University of Connecticut with a specialization in finance. He received a certificate of merit from the Massachusetts Society of CPAs for passing the CPA exam at the first sitting. George has conducted many continuing education seminars for his prior firms and the Connecticut Society of CPAs as well as spoken to many professional groups on certain industry, technical and financing subjects. He holds a CPA certificates in Connecticut and Vermont. He is a member of the American Institute of Certified Public Accountants, the Connecticut Society of Certified Public Accountants, and Institute of Management Accountants.


Michael S. Krome, Esq., 42, Director and Counsel
Michael S. Krome was admitted to practice Law in the State of New York in February 1991, and in the United States District Court for the Eastern District of New York in June 1991 and Southern District of New York in November 1994. From February 1999 to November 1999, he was Vice President of Legal Affairs of Fortune Media, Inc., (now known as Wayne's Famous Phillies, Inc.). From April 2000 until January 2001, he was a Director and Counsel to Universal Media Holdings, Inc. Since 1991 he has practiced law as a sole practitioner in General Practice. Since 2001 he has concentrated his practice in representing Public Corporations. He is a graduate of the State University of New York at Albany and graduated from the Benjamin N. Cardozo School of Law in June 1990.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

         By: /s/ John Daly
         ---------------------------------
         John Daly
         President

Date:    March 5, 2004